Exhibit 4.1

ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE

Face Amount: $75,000.00	March 25, 2014
Purchase Price: $50,000.00

               FOR VALUE RECEIVED, High Performance Beverages Co., a Nevada corporation (the “Maker”), with its principal offices located at 5137 E. Armor Street, Cave Creek, AZ, 85331, promises to pay to the order of Beaufort Capital Partners LLC, or its registered assigns (the “Payee”), upon the terms set forth below, the principal amount of Fifty Thousand Dollars ($50,000.00) (this “Note”).

1.           Payments.

(a)           The full face amount ($75,000.00) of this Note shall be due on September 25, 2014 or such later date as is agreed to in writing by the Payee (the “Maturity Date”), unless due earlier in accordance with the terms of this Note.

(b)           All overdue unpaid principal to be paid hereunder shall entail a late fee at the rate of 22% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such principal is due hereunder through and including the date of payment.

(c)           Absent the occurrence of an Event of Default (unless such Event of Default is waived in writing by the Payee), the Maker may prepay this Note for a net payment of $75,000.00 at any time prior to June 25, 2014. If the $75,000.00 is not pre-paid by June 25, 2014, seller has the right to refuse any further payments and choose to convert this note when it has matures 180 days after payment of this $50,000.00.

2.           Payment Schedule. $15,400.00 to TBEV and $34,600.00 to their auditors LL Bradford.

3.           Events of Default.

(a)          “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal of this Note, as and when the same shall become due and payable;

(iii)           Maker or any of its subsidiaries shall fail to observe or perform any of their respective obligations owed to Payee under this Note or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder or in any other agreement executed in connection herewith and such failure or breach shall not have been remedied within ten days after the date on which notice of such failure or breach shall have been delivered;

(iv)           Maker or any of its subsidiaries shall commence, or there shall be commenced against Maker or any subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or any subsidiary, or there is commenced against Maker or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker or any subsidiary makes a general assignment for the benefit of creditors; or Maker or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker or any subsidiary for the purpose of effecting any of the foregoing;

(v)           Maker or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Maker or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(vi)           Maker shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of Maker or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Maker's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Maker, by contract or otherwise) of in excess of 33% of the voting securities of Maker, (ii) a replacement at one time or over time of more than one-half of the members of Maker's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Maker with or into another entity that is not wholly-owned by Maker, consolidation or sale of 33% or more of the assets of Maker in one or a series of related transactions, or (iv) the execution by Maker of an agreement to which Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

(vii)           Failure to complete audits or extensions. Beaufort ventures MUST be notifies 7 business days ahead of failure to complete audits in a timely manner.

(b)   If any Event of Default occurs (unless such Event of Default is waived in writing by the Payee), the full principal amount of this Note shall become, at the Payee's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 22% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

4.           Section 4. Conversion.

(a) (i)           Holder's Conversion Right. At any time after the Maturity Date until this Note is no longer outstanding, this Note, including interest and principal, shall be convertible into shares of Common Stock at a fixed conversion price of .0001 (the “Set Price”) at the option of the Holder, in whole at any time and from time to time.  However, if TBEV share price, at any time before September 25, 2014 loses the bid (ex: .0001 on the ask with zero market makers on the bid on level 2), loses DTC eligibility, or gets “chilled for deposit”, then the fixed conversion price resets to .00001. The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a "Notice of Conversion"), specifying the date on which such conversion is to be effected (a "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Notes to the Company until the entire amount of this Note has been satisfied. The Company shall deliver any objection to any Notice of Conversion within TWO (2) Business Days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. If the Company does not request the issuance of the shares underlying this Note after receipt of a Notice of Conversion within TWO (2) Business days following the period allowed for any objection, the Company shall be responsible for any differential in the value of the converted shares underlying this Note between the value of the closing price on the date the shares should have been delivered and the date the shares are delivered. In addition, if the COMPANY fails to timely (within 72 hours, 3 business days), deliver the shares per the instructions of the CLAIMANT, if permitted under Rule 144 of the rules and regulations of the Securities and Exchange Commission, free and clear of all legends in legal free trading form, the COMPANY shall allow CLAIMANT to add two (2) days to the look-back (the mechanism used to obtain the conversion price along with discount) for each day the COMPANY fails to timely (within 72 hours, 3 business days)) deliver shares, on the next conversion.

The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof. Any Opinion Letter required to effectuate the issuance of the shares pursuant to this Paragraph4 (a) and the Notice of Conversion shall be provided and issued by Beaufort Capital Partners LLC. The parties hereby agree that the CLAIMANT will cover all reasonable legal costs associated with the issuance of the Opinion Letter to the Transfer Agent.

(ii)           If the Company, at any time while this Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities  payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note, including as interest  thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by  reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii)           Whenever the Set Price is adjusted pursuant to any of Section 4, the Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv)           If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval  of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any  sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Notes, and shall cause to be mailed to the Holders at their last addresses as they shall  appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Notes during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

(v)           If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to  such Fundamental Transaction, the holder of one share of  Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and     evidencing the Holder's right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control Transaction, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Note from the Holder for a purchase price, payable in cash within 10 Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the 120% of the remaining unconverted principal amount of this Note on the date of such request, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder.

(b)           The Company covenants that it will at all times; reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note.

(c)           Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone   number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City  time) on such date, (iii) the second Business Day following the date of  mailing, if sent by nationally recognized overnight courier service, or  (iv) upon actual receipt by the party to whom such notice is required to be given.

(d)           Notwithstanding anything to the contrary herein contained, the Holder may not convert this Note to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon such conversion and held by the Holder after application of this section.  The provisions of this section may be waived by the Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

5.           Negative Covenants.    So long as any portion of this Note is outstanding, the Maker will not and will not permit any of its Subsidiaries to directly or indirectly, unless consented to in writing by the Payee:

i. amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Payee;

ii. enter into any agreement with respect to any of the foregoing.

6.           No Waiver of Payee’s Rights.    All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.           Modifications.   No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.           Cumulative Rights and Remedies; Usury.   The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this. The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.           Use of Proceeds.  Maker shall use the proceeds from this Note hereunder for general working capital purposes.

10.           Collection Expenses.   If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

11.           Severability.    If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

12.           Successors and Assigns.   This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

13.           Lost or Stolen Promissory Note.   If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14.           Due Authorization.   This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker in accordance with its terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Maker, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this Note will not  violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Maker or any mortgage, indenture, contract or other agreement to which the Maker is a party or by which the Maker or any property or assets of the Maker may be bound.

15.           Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of Maker and Payee agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each of Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of Maker and Payee hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of Maker and Payee hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

16.           Notice.    Any and all notices or other communications or deliveries to be provided by the Payee hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Maker, or such other address or facsimile number as the Maker may specify for such purposes by notice to the Payee delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Maker hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Payee at the address of the Payee appearing on the books of the Maker, or if no such address appears, at the principal place of business of the Payee.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 p.m. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 p.m. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

17..           EQUITY BLOCKER. The Holder shall not convert this debenture into shares of common stock in an amount greater than 4.99% (9.99% if Issuer is Non-Reporting) of the total issued and outstanding shares of common stock of the Company, at any time during the term of this Debenture.

Any attempt to do so by the Holder or Payee shall not be effectuated. The calculation of the Holder’s 4.99% (9.99% if Issuer is Non-Reporting) holding shall include any and all shares of common stock beneficially held by the Holder at such time or within the next 90 days.

 The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

HIGH PERFORMANCE BEVERAGES CO.

By:	/s/ Toby McBride
Name: TOBY MCBRIDE
Title: CEO

BEAUFORT CAPITAL PARTNERS LLC

By: _____________________
MANAGING MEMBER

Assignment and Assumption Agreement Between High Performance Beverages Company
(the “Company”) and Beaufort Capital Partners LLC Dated 03/25/2014

In connection with the above referenced Note and exhibits and related agreements and     instruments, herein, and any present and any future conversion requests of Beaufort Capital Partners LLC (“Beaufort”) we irrevocably confirm:

1.
The Company is not a shell issuer as described in Rule 144 promulgated with reference to the Securities Act of 1933, as amended (the “Securities Act”) nor is a "shell" as otherwise commonly understood;

2.	The Company is, unless noted "Not Applicable," subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.
Subject to the Company’s not complying with its XBRL requirements (which the Company expects to comply with in the near future, the Company   has to the extent it has been subject to Exchange Act requirements for filing reports, filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months and or has filed with the trading exchange or over the counter disclosure system all such reports and information to be deeded current in all public reporting;

4.	RESERVED

5.
The Company is now and will remain current with all obligations with its stock transfer agent and subject to the Company’s not complying with its XBRL requirements (which the Company expects to comply with in the near future), the U.S. Securities and Exchange Commission and the state of incorporation. Your company and officers and owners and affiliates are not officers, Directors or material shareholders of the Company or affiliates of the Company.

6.
Any and all approvals needed in relation to the above referenced Note, this letter, for the assistance of our transfer agent, etc., has been obtained.  The Note reflects, among other things, conversion rights we otherwise afford to the non-affiliate debt holders.

 Representations herein survive the issuance or closing of any instrument or matter, and we will cooperate as needed to give effect to and protect your rights including as to the transfer agent and you may rely upon these promises and representations.

Effective Date: 03/25/2014

Very truly yours,

By:
Name: Toby McBride
Title: CEO

Resolution approved by the Board of Directors of High Performance Beverages Company

UNANIMOUS CONSENT IN LIEU OF A SPECIAL
MEETING OF DIRECTORS OF
HIGH PERFORMANCE BEVERAGES COMPANY

The undersigned, being all of the directors of High Performance Beverages Company a corporation of the State of Nevada, (the “Corporation”), do hereby authorize and approve the actions set forth in the following resolutions without the formally of convening a meeting, and do hereby consent to the following actions of this Corporation, which actions are hereby deemed affective as of the date hereof:

RESOLVED: that the officers of this Corporation are authorized and directed to Enter into the Assignment and Assumption Agreement in the amount of $50,000 .00 with Beaufort Capital Partners LLC, dated 03/25/2014 to provide conversion features convertible into shares of Common Stock at a fixed conversion price of .0001 (the “Set Price”) at the option of the Holder, in whole at any time and from time to time.  However, if TBEV share price, at any time before September 25, 2014 loses the bid (ex: .0001 on the ask with zero market makers on the bid on level 2), loses their DTC eligibility, or becomes “chilled for deposit”, then the fixed conversion price resets to .00001; and

FURTHER RESOLVED: that the officers of this Corporation herby certify this corporation has never been a blank check shell; and

FURTHER RESOLVED, that each of the officers of the Corporation be, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate of the purpose of carrying out the intent of the foregoing resolutions and the transactions contemplated thereby; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be conclusively evidenced by their execution and delivery thereof or their taking thereof.

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing actions in their capacity as members of the board of directors of High Performance Beverages Company

Dated: 03/25/2014

____________________________________
Toby McBride

____________________________________
Michael Holley

SAMPLE NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Original Issue Discount Secured Promissory Note of High Performance Beverages Company (the “Company”) dated 01/08/2014 into shares of common stock (the "Common Stock") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay a reasonable transfer expense payable with respect thereto.  No fee will be charged to the CLAIMANT for any conversion, except for such transfer expense, if any.

Conversion calculations:

Company Name: High Performance Beverages Company
Date to Effect Conversion: ___/____/___

Conversion Price: shall be .0001 (the “Set Price”) at the option of the Holder, in whole at any time and from time to time.  However, if TBEV share price, at any time before September 25, 2014 loses the bid (ex: .0001 on the ask with zero market makers on the bid on level 2), loses its DTC eligibility, or becomes “chilled for deposit” then the fixed conversion price resets to .00001

Principal Amount of Agreement to be converted: $ ______________

Interest Amount of Agreement to be converted: $________________

Number of shares of Common Stock to be issued: ______________

Principal to Remain: $___________________

By: ____________________
Managing Member

Beaufort Capital Partners LLC
660 White Plains Road
Suite 455
Tarrytown, NY 10591

( 03/25/2014)

VStock Transfer, Inc
77 Spruce Street; Suite 201
Cedarhurst, NY 11516

To Whom It May Concern:

High Performance Beverages Company ,  a Nevada corporation (the "Company") and Beaufort Capital Partners LLC (the "Investor") have entered into an Original Issue Discount Secured Convertible Note dated as of 01/06/2014 (the "Note").

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (“Common Stock”) of the company (initially ,shares) for issuance upon full conversion of the debt in accordance with the terms thereof. The amount of Common Stock to be initially reserved is 25,000,000 shares and may be increased from time to time upon availability of unissued authorized shares and by written instructions from the Investor. provided, however, at such time as the Company has filed a certificate of amendment to its certificate of incorporation to increase the number of shares of Common Stock that it is authorized to issue to 1,000,000,000, the Company shall reserve 75,000,000 shares of its Common Stock for issuance pursuant to the Note. .

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note.  Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor without any further action or  confirmation  by the Company: (A) upon your receipt from the Investor of: (i) a notice of conversion ("Conversion Notice") executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% (or 9.99% if the Company is a non-reporting entity) of the total issued common stock of the Company.

The Company hereby requests that your firm act immediately, without delay and without the need for ANY ACTION or CONFIRMATION by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or  expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith.  You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company’s irrevocable agreement to indemnify your firms for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that you resign as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days.

The Investor is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

This letter shall be null and void upon the satisfaction of the Note.

The investor and Company expressly understand and agree that nothing in this irrevocable Transfer instruction Agreement shall require or be construed in any way to require the transfer agent to do, take or not do take any action that would be contrary to any Federal or State law, rule, or regulation including but expressly not limited to both the Securities Act of 1933 and the Securities and Exchange Act of 1934 as amended and the rules and regulations promulgated there under.

Very truly yours,

By: ________________________________
Name: Toby McBride
Title: CEO

Acknowledged and Agreed:

VStock Transfer, Inc

By:      _____________________________
Name:  _____________________________
Title:     ____________________________